Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Xcel Brands, Inc. and Subsidiaries on Forms S-3 [File No. 333-216009] and Form S-8 [File No. 333-188985]; [File No. 333-201252]; and [File No. 333-214150] of our report dated April 14, 2022, with respect to our audit of the consolidated financial statements of  Xcel Brands, Inc. and Subsidiaries as of December 31, 2021 and for the year then ended, which report is included in this Annual Report on Form 10-K of Xcel Brands, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP

New York, New York

April 14, 2022